Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CRICUT, INC.
a Delaware Corporation
Cricut, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:
A.The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on September 2, 2020.
B.This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Company and the stockholders of the Company.
C.Article XI of the Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety to read as follows:
“To the fullest extent permitted by law, no director or officer of the Company shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Neither any amendment, repeal, nor elimination of this Article XI, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article XI, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Company existing at the time of such amendment, repeal, elimination or adoption of such inconsistent provision.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company to be signed by a duly authorized officer of the Company, on May 28, 2025.

By: /s/Ashish Arora
Ashish Arora
Chief Executive Officer